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                                                                       EXHIBIT I

                       SCHEDULE 13D GROUP FILING AGREEMENT

                  AGREEMENT by and between Steven A. Webster, an individual ("Webster") and William R. Ziegler, an individual ("Ziegler"), whereby each of them agrees to jointly file a statement on Schedule 13D with the Securities and Exchange Commission (the "Commission"), pursuant to Section 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated by the Commission thereunder, in connection with their acquisition of certain Units (inclusive of warrants to purchase shares of common stock) of Geokinetics Inc. (the "Company"), pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of April 25, 1997 by and among the Company, Webster and Ziegler, and any required amendments thereto, and that such Schedule 13D (inclusive of any amendments thereto) with respect to the beneficial ownership of shares of common stock of the Company, shall be deemed to be filed on behalf of each of them.

                  IN WITNESS WHEREOF, each of the undersigned have executed this Agreement as of the 30th day of April, 1997.

                                               /s/ STEVEN A. WEBSTER
                                               ---------------------------------
                                               Steven A. Webster, Individually

                                               /s/ WILLIAM R. ZIEGLER
                                               ---------------------------------
                                               William R. Ziegler, Individually






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